EXHIBIT 5.3
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                                                            [LOGO - TECKCOMINCO]
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June 23, 2005


Dear Sirs:

RE:    TECK COMINCO LIMITED
       FINAL SHORT FORM BASE SHELF PROSPECTUS
       CONSENT OF EXPERT

In connection with the (final) short form prospectus of Teck Cominco Limited ('Teck Cominco") dated June 23, 2005 (the "Prospectus"), I hereby consent to the use of my name in connection with references to my involvement in the preparation of the mineral reserve and mineral resource estimates for Teck Cominco's material properties, other than Antamina, Elkview, Fording River, Greenhills, Coal Mountain, Line Creek and Cardinal River (the "Estimates") and to the use of the Estimates, or portions thereof, in the following instances:

     (a) In Teck Cominco's Annual Information Form dated March 22,2005 (the "AIF") under the heading "MINERAL RESERVES AND RESOURCES - Mineral Reserves at December 31, 2004"; and

     (b) In the AIF under the heading "MINERAL RESERVES AND RESOURCES - Mineral Resources at December 31, 2004".

I have read the Prospectus and I have no reason to believe there are any misrepresentations in the information contained therein that are derived from the Estimates or that is within my knowledge as a result of the services I have performed in connection with the determination of the Estimates.

Yours truly,


/s/ William P. Armstrong
---------------------------------
William P. Armstrong, P.Eng





                              TECK COMINCO LIMITED
             600-200 Burrard Street, Vancouver, BC, Canada V6C3L9 8
       telephone 604 687.1117                 SB facsimile: 604 687.6100